UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Cartledge, R. Eugene
   6 Skidaway Village Walk
   Suite 203-B
   Savannah, Georgia  31411-2913
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/05/|S   | |1,000             |D  |$9.31      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/05/|S   | |950               |D  |$9.36      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/05/|S   | |1,000             |D  |$9.44      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/06/|S   | |1,000             |D  |$7.06      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/06/|S   | |1,900             |D  |$9.13      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/07/|S   | |6,150             |D  |$9.19      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/08/|S   | |2,000             |D  |$7.88      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/08/|S   | |1,000             |D  |$8.94      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/12/|S   | |400               |D  |$8.75      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/12/|S   | |200               |D  |$8.63      |1,200              |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock option (right to|$32.53  |     |    | |           |   |3/30/|3/30/|Common Stock|5,000  |       |5,000       |D  |            |
 buy)                 |        |     |    | |           |   |98   |08   |            |       |       |            |   |            |
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Time option (right to |$17.81  |     |    | |           |   |01/01|01/01|Common Stock|3,200  |       |3,200       |D  |            |
buy)                  |        |     |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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Stock option (right to|$8.57   |12/15|A   | |7,700      |A  |12/15|(2)  |Common Stock|7,700  |       |7,700       |D  |            |
 buy)                 |        |/00  |    | |           |   |/01(1|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Stock option (right to|$8.57   |12/15|A   | |5,840      |A  |(3)  |(2)  |Common Stock|5,840  |       |5,840       |D  |            |
 buy)                 |        |/00  |    | |           |   |     |     |            |       |       |            |   |            |
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Stock option (right to|$8.57   |12/15|A   | |1,870      |A  |12/15|(2)  |Common Stock|1,870  |       |1,870       |D  |            |
 buy)                 |        |/00  |    | |           |   |/00  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Such options shall vest so long as the reporting person is still a director on such date.
(2) Options expire on 12/15/10 unless reporting person ceases to be a director, in which event options expire four years from date reporting person's directorship ends.
(3)  Such options vest ratably over
2001.
SIGNATURE OF REPORTING PERSON
Karen G. Narwold, Attorney-in-Fact for R. Eugene Cartledge
DATE
January 10, 2001